Exhibit 3.28

OPERATING AGREEMENT
OF
TLA SPECTRUM, LLC

ARTICLE I. OFFICES, SEAL AND MEMBER CONTROL AGREEMENT

     Section 1.01. Registered and Other Offices. The registered office of the limited liability company in the State of Minnesota shall be that set forth in the Articles of Organization or in the most recent amendment of the Articles of Organization or statement of the Board of Governors filed with the Minnesota Secretary of State changing the registered office in the manner prescribed by law. The limited liability company may have such other offices, including its principal place of business or its principal executive office, either within or without the State of Minnesota, as the Board of Governors may designate or as the business of the limited liability company may require from time to time.

     Section 1.02. Seal. If so directed by the Board of Governors, the limited liability company may use a limited liability company seal. The failure to use such seal, however, shall not affect the validity, recordability or enforceability of any document executed on behalf of the limited liability company or any act. The seal need only include the word “seal”, but it may also include, at the discretion of the Board of Governors, such additional wording as is permitted by law.

     Section 1.03. Member Control Agreement. In the event of any conflict or inconsistency between this Operating Agreement, or any amendment hereto, and any member control agreement, whenever adopted, such member control agreement shall govern. A copy of any such member control agreement shall be filed with the limited liability company at its principal executive office.

ARTICLE II. MEETINGS OF MEMBERS

     Section 2.01. Regular Meetings. Regular meetings of the members of the limited liability company shall be called by the Chief Manager or the Board of Governors. Regular meetings of the members may be held no more frequently than once per year and may be held on any other less frequent periodic basis. Regular meetings of the members need not be held, except that if a regular meeting of the members has not been held during the immediately preceding fifteen (15) months, a member or members owning three percent (3%) or more of the voting power of all members entitled to vote may demand that a regular meeting of the members be held by giving written notice to the Chief Manager or the Treasurer of the limited liability company. Within thirty (30) days after receipt of the demand by the Chief Manager or Treasurer, the Board of Governors shall cause a regular meeting of the members to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the limited liability company. If the Board of Governors fails to cause a regular meeting of the members to be called and held as required by this section, the member or members making the demand may call the regular meeting by giving notice as required by Section 2.05 of this Operating Agreement, all at the expense of the limited liability company. At each regular meeting of the members there shall be an election of qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting. No other particular business is required to be transacted at a regular meeting. Any business appropriate for action by the members may be transacted at a regular meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all of the members are present in person or by proxy and none of them objects to such designation.

     Section 2.02. Special Meetings. Special meetings of the members of the limited liability company may be called for any purpose or purposes at any time by the Chief Manager, the Treasurer or by two or more governors. In addition, a member or members owning ten percent (10%) or more of the voting power of all membership interests entitled to vote may demand that a special meeting of the members be held by giving written notice containing the purpose or purposes of the meeting to the Chief Manager or Treasurer of the limited liability company. Within thirty (30) days after receipt of the demand by such manager, the Board of Governors shall cause a special meeting of members to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the limited liability company. If the Board of Governors fails to cause a special meeting of the members to be called and held as required by this Section of the Operating Agreement, the member or members making the demand may call the meeting by giving notice as required by Section 2.05 of this Operating Agreement, all at the expense of the limited liability company.

     Section 2.03. Time and Place of Meetings. Regular or special meetings of the members of the limited liability company, if any, shall be held on the day or date and at the time and place fixed by the Chief Manager or the Board of Governors, except that a regular or special meeting called by, or at the demand of, a member or members pursuant to Sections 2.01 or 2.02 of this Operating Agreement shall be held in the county where the principal executive office of the limited liability company is located.

     Section 2.04. Voting Rights. At each meeting of the members of the limited liability company, every member having the right to vote shall be entitled to vote either in person or by proxy. Unless otherwise provided by the Articles of Organization, a resolution of the Board of Governors filed with the Secretary of State pursuant to Minn. Stat. § 322B.40, Subd. 6, or a member control agreement, each member shall have voting power in proportion to the value of the contributions of the members as reflected in the required records of the limited liability company. Upon demand of any member, the vote upon any question before the meeting shall be by ballot. Membership interests owned jointly by two or more members may be voted by any one of them unless the limited liability company receives written notice from any one of them denying the authority of that person to vote those membership interests. Unless the limited liability company receives such a written notice from a joint owner of a membership interest, an owner of a membership interest entitled to vote may vote any portion of the membership interest in any way the member chooses. If a member votes without designating the proportion voted in a particular way, the member shall be deemed to have voted all of the membership interest in that way.

     Section 2.05. Notice of Meetings. Notice of all meetings of members shall be given to every owner of membership interests entitled to vote, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment or as otherwise provided by law. The notice shall be given at least ten (10), but not more than sixty (60), days before the date of the meeting, except that written notice of a meeting at which a plan of merger or exchange is to be considered shall be given to all members, whether entitled to vote or not, at least fourteen (14) days prior thereto. The notice of any regular or special meeting of members shall contain the date, time and place of the meeting and any other information required by Minnesota Statutes Chapter 322B or deemed necessary or desirable by the person or persons calling the meeting. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice, unless all of the members of the limited liability company entitled to vote are present in person or by proxy and none of them objects to consideration of a particular item of business. In the event the purpose of the meeting is to consider a plan of merger or exchange, a copy or short description of the plan of merger or exchange shall be included in or enclosed with the notice. Where the purpose of the meeting is to consider dissolving the limited liability company, the notice must state that a purpose of the meeting is to consider dissolving the limited liability company and that dissolution must be followed by the winding up and termination of the limited liability company.

     Section 2.06. Waiver of Notice. A member may waive notice of any meeting of members. A waiver of notice by a member entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance. Attendance by a member at a meeting is a waiver of notice of that meeting, except where the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

     Section 2.07. Quorum. The owners of a majority of the voting power of the outstanding membership interests entitled to vote at a meeting of the members, present either in person or by proxy, shall constitute a quorum for the transaction of business at that meeting. If a quorum is present when a duly called or held meeting is convened, the members present at such meeting may continue to transact business until adjournment, even though the withdrawal of one or more members originally present leaves less than the proportion or number otherwise required for a quorum. In the event a quorum is not attained for a meeting, those members present in person or by proxy shall have the power to adjourn the meeting from time to time, to such date, time and place as they shall, by majority vote, agree upon, and a notice of such adjournment specifying the day or date and time and place at which such meeting shall be reconvened shall be given to all members entitled to vote at least three (3) days before such reconvened meeting. Any business may be transacted at such reconvened meeting which might have been transacted at the meeting which was adjourned. If a quorum is present in person or by proxy when a duly called or held meeting is convened, the meeting may be adjourned from time to time without notice, other than announcement at the meeting.

     Section 2.08. Record Date. The Board of Governors may fix, in the resolution calling for a regular or special meeting of the members, a date not more than sixty (60) days before the day of the meeting of the members as the record date for the determination of the owners of membership interests entitled to notice of and to vote at the meeting, notwithstanding any transfer of membership interests on the books of the limited liability company after any record date so fixed. When a record date is so fixed, only members on that date are entitled to receive notice of and permitted to vote at that meeting of members and any adjournment thereof. The Board of Governors may close the books of the limited liability company against the transfer during the whole or any part of such period. If the Board of Governors fails to fix a record date for the determination of the owners of membership interests entitled to notice of and to vote at any meeting of the members, the record date shall be the twentieth (20th) day preceding the date of such meeting.

     Section 2.09. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the members may be taken without a meeting or notice thereof by written action signed by all of the members entitled to vote on that action or, if the Articles of Organization so provide, by such lesser number of members owning membership interests possessing the voting power required by the Articles of Organization. If the Articles of Organization permit written action to be taken by less than all members, all members shall be notified immediately of its text and effective date. The written action is effective when signed by the required members, unless a different effective time is provided in the written action. Such written action may be taken by counterparts.

     Section 2.10. Proxies. At all meetings of members, a member may cast or authorize the casting of a vote by filing a written appointment of a proxy with the Chief Manager of the limited liability company at or before the meeting at which the appointment is to be effective. A written appointment of a proxy may be signed by the member or authorized by the member by transmission of a telegram, cablegram, facsimile transmission or other means of electronic transmission. The telegram, cablegram, facsimile transmission or other means of electronic transmission must set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile transmission or other electronic transmission was authorized by the member. Any reproduction of the writing or transmission may be substituted or used in lieu of the original writing or transmission for any purpose for which the original transmission could be used, if the copy, facsimile transmission, or other reproduction is a complete and legible reproduction of the entire original writing or transmission. An appointment of a proxy for a membership interest held jointly by two or more members is valid if signed by any one of them, unless the limited liability company receives from any one of those members written notice either denying the authority of that person to appoint a proxy or appointing a different proxy. The appointment of a proxy is valid for eleven (11) months, unless a longer period is expressly provided in the appointment. No appointment is irrevocable and any agreement purporting to grant an irrevocable proxy is void. An appointment may be terminated at will. Termination may be made by filing written notice of the termination of the appointment with the Chief Manager of the limited liability company, or by filing a new written appointment of a proxy with an manager of the limited liability company. Termination in either manner revokes all prior proxy appointments and is effective when filed with an manager of the limited liability company.

     Section 2.11. Action by the Members. At any duly called or held meeting of the members at which a quorum is present in person or by proxy, the members shall take action by the affirmative vote of the owners of the greater of: (a) a majority of the voting power of the membership interests present and entitled to vote on that item, or (b) a majority of the voting power that would constitute a quorum for the transaction of business at the meeting, except where a larger proportion is required by the Articles of Organization, a member control agreement or by applicable law. In any case where a class or series of membership interests is entitled by the Articles of Organization, this Operating Agreement, a member control agreement, the terms of the membership interests or by applicable law to vote as a class or series, the matter being voted upon must also receive the affirmative vote of the owners of the greater of: (a) a majority of the voting power of the membership interests of that class or series present and entitled to vote, or (b) a majority of the voting power of the membership interests of that class or series that would constitute a quorum for the transaction of business at the meeting, except where a larger proportion is required by the Articles of Organization, a member control agreement or applicable law.

     Section 2.12. Electronic Communications. A conference among members by any means of communication through which the members may simultaneously hear each other during the conference constitutes a regular or special meeting of members if the same notice is given of the conference as would be required by Section 2.05 of this Operating Agreement for a regular or special meeting of the members and if the membership interests held by the members participating in the conference would be sufficient to constitute a quorum at a meeting under Section 2.07 of this Operating Agreement. A member may also participate in a regular or special meeting of the members by any means of communication through which the member, other members so participating, and all members physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting of the members pursuant to the provisions of this section of the Operating Agreement constitutes presence in person at the meeting. Waiver of notice of a meeting by means of communication permitted by this Section 2.12 may be given in the manner described in Section 2.06 of this Operating Agreement. Participation in a meeting by means of communication permitted by this Section 2.12 is a waiver of notice of that meeting, except where the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at the meeting and does not participate in the consideration of the item at that meeting.

     Section 2.13. Order of Business. Unless otherwise directed by the presiding manager of the meeting, members’ meetings shall be conducted in accordance with Roberts Rules of Order, Revised. The suggested order of business at regular meetings of members, and so far as possible, at all other meetings of the members, shall be as follows:

a.	Calling of the roll.

b.	Proof of due notice of meeting, or waiver of notice.

c.	Reading and disposal of any unapproved minutes.

d.	Reports of all managers and committees.

e.	Election of governors.

f.	Unfinished business.

g.	New business.

h.	Adjournment.

ARTICLE III. GOVERNORS

     Section 3.01. General Purposes. Except as authorized by the members pursuant to a member control agreement or unanimous affirmative vote of the owners of all of the membership interest entitled to vote for the election of governors, the business and affairs of the limited liability company shall be managed by or under the direction of the Board of Governors.

     Section 3.02. Number, Qualifications and Term of Office. The governors of the Company shall be the same as the directors of Rural Cellular Corporation. Each of the governors shall hold office for so long as he or she remains a director of Rural Cellular Corporation, until he or she resigns or otherwise ceases to be a director of Rural Cellular Corporation, or until he or she shall have been removed as hereinafter provided..

     Section 3.03. Board Meetings; Time, Place and Notice. Meetings of the Board of Governors may be held from time to time at any place within or without the State of Minnesota that the Board of Governors may designate. In the absence of designation by the Board of Governors in the notice of the meeting or otherwise, meetings of the Board of Governors shall be held at the principal executive office of the limited liability company, except as may be otherwise unanimously agreed orally or in writing or by attendance. The Chief Manager or any governor may call a Board of Governors meeting by giving two (2) days notice to all governors of the date, time and place of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, facsimile transmission or in person. If a meeting schedule is adopted by the Board of Governors, or if the day or date, time and place of a Board of Governors meeting has been announced at a previous meeting, no additional notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken.

     Section 3.04. Waiver of Notice. A governor may waive notice of a meeting of the Board of Governors. A waiver of notice by a governor entitled to notice is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance. Attendance by a governor at a meeting is a waiver of notice of that meeting, except where the governor objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

     Section 3.05. Quorum. A majority of the governors currently holding office shall be a quorum for the transaction of business. In the absence of a quorum, a majority of the governors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the governors present may continue to transact business until adjournment, even though the withdrawal of a number of governors originally present leaves less than the proportion or number otherwise required for a quorum.

     Section 3.06. Absent Governors. A governor who is unable to attend a meeting of the Board of Governors may give advance written consent or opposition to a proposal to be acted on at the meeting. If the governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the governor has consented or objected.

     Section 3.07. Action Without a Meeting. Any action, other than an action requiring member approval, required or permitted to be taken at a meeting of the Board of Governors of the limited liability company may be taken without a meeting or notice thereof by written action signed by the number of governors required to take the same action at a meeting of the Board of Governors at which all governors were present. Any action requiring member approval required or permitted to be taken at a meeting of the Board of Governors of this limited liability company may be taken without a meeting and notice thereof by written action signed by all of the governors. The written action is effective when signed by the requisite number of governors, unless a different effective time is provided in the written action. Such written action may be taken by counterparts. When written action is taken by less than all of the governors, all governors shall be notified immediately of its text and effective date. Failure to provide such notice does not invalidate the written action. A governor who does not sign or consent to the written action has no liability for the action or actions taken thereby.

     Section 3.08. Action by the Board. The Board of Governors shall take action by the affirmative vote of a majority of the governors present at a duly held meeting, except where a larger proportion or number is required by the Articles of Organization, a member control agreement or applicable law.

     Section 3.09. Electronic Communications. A conference among governors by any means of communication through which the governors may simultaneously hear each other during the conference constitutes a board of governors meeting if the same notice is given of the conference as would be required by Section 3.03 of this Operating Agreement for a meeting and if the number of governors participating in the conference would be sufficient to constitute a quorum at a meeting under Section 3.05 of this Operating Agreement. A governor may also participate in a meeting of the Board of Governors by any means of communication through which the governor, other governors so participating, and all governors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting of the Board of Governors pursuant to the provisions of this section of the Operating Agreement constitutes presence in person at the meeting.

     Section 3.10. Committees. The Board of Governors may, by resolution approved by the affirmative vote of a majority of its members, establish one or more committees, including an executive committee and a special litigation committee. Committees shall have the authority of the Board of Governors in the management of the business and affairs of the limited liability company to the extent provided in the resolution, as amended from time to time. A committee shall consist of one or more natural persons, who need not be governors, appointed by the affirmative vote of a majority of the governors present. Each committee shall keep minutes of its acts and proceedings and make such minutes available upon request to members of the committee and to any governor. Committees, other than special litigation committees, shall at all times be subject to the direction and control of the board. Sections 3.03 through 3.09 of this Operating Agreement shall apply to committees and members of committees to the same extent as those sections apply to the Board of Governors and to members of the Board of Governors.

     Section 3.11. Presumption of Assent. A governor who is present at a meeting of the Board of Governors when an action is approved by the affirmative vote of a majority of the governors present is presumed to have assented to the action approved, unless the governor (i) objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting, in which case the governor shall not be considered to be present for any purpose of the Minnesota Limited Liability Company Act; (ii) votes against the action at the meeting; or (iii) is prohibited by applicable law, due to a conflict of interest, from voting on the action.

     Section 3.12. Order of Business. Unless otherwise agreed to or directed by the Chairman of the Board of Governors, meetings of the Board of Governors shall be conducted in accordance with Roberts Rules of Order, Revised. The suggested order of business at meetings of the Board of Governors shall be as follows:

a.	Calling of the roll.

b.	Proof of due notice of meeting, or unanimous waiver of notice.

c.	Reading and disposal of any unapproved minutes.

d.	Reports of managers and committees.

e.	Unfinished business.

f.	New business.

g.	Adjournment.

     Any committee may adopt a similar procedure for its order of business by an affirmative vote of a majority of its members.

     Section 3.13. Resignation. A governor may resign from the Board of Governors at any time by giving written notice to the limited liability company at its principal executive office. The resignation is effective without acceptance when the notice is given to the limited liability company, unless a later effective time is specified in the notice.

     Section 3.14. Removal. Any one or all of the governors may be removed at any time, with or without cause, by the affirmative vote of the owners of a majority of the voting power of each class and series of membership interests outstanding and entitled to vote for the election of governors. A governor who was appointed by the Board of Governors to fill a vacancy may be removed at any time, with or without cause, by the affirmative vote of a majority of the remaining governors present; provided that the members have not elected governors in the interval between the time of the appointment of such governor by the Board of Governors and the time of his or her removal. New governors may be elected at a meeting at which governors are removed.

     Section 3.15. Vacancies. Vacancies on the Board of Governors resulting from the death, disqualification, resignation or removal of a governor may be filled by either the affirmative vote of a majority of the remaining governors, even though less than a quorum, or, in the absence of Board action, by the affirmative vote of the owners of a majority of the voting power of each class and series of membership interests entitled to vote. Vacancies on the Board of Governors resulting from newly created governorships may be filled by either the affirmative vote of a majority of the governors serving at the time of the increase, or, in the absence of Board action, by the affirmative vote of the owners of a majority of the voting power of each class and series of membership interests entitled to vote. Each governor elected by the Board of Governors under this Section to fill a vacancy holds office until a qualified successor is elected by the members at the next regular or special meeting of the members.

     Section 3.16. Compensation of Governors. The members of the Board of Governors and any committee may be reimbursed for their expenses, if any, of attendance at each meeting of the Board of Governors or any committee; and the Board of Governors may fix by resolution the compensation of governors and of the members of any committee of the Board of Governors. No such payment shall preclude any governor or committee member from serving the limited liability company in any other capacity and receiving compensation for his or her services in such capacity.

     Section 3.17. Chairperson of the Board. The Board of Governors may elect one of its members to be Chairperson of the Board of Governors. In the event a Chairperson of the Board of Governors is elected, he or she shall preside at all meetings of the Board of Governors. The Chairperson of the Board of Governors is subject to the control of the Board of Governors and may be removed by the Board. The Chairperson of the Board of Governors shall have supervisory authority over the general policy and business of the limited liability company and shall perform the duties that are assigned by the Board of Governors.

ARTICLE IV. MANAGERS

     Section 4.01. Required Managers. The limited liability company shall have one or more natural persons exercising the functions of the offices, however designated, of Chief Manager and Treasurer, both of which offices may be held by the same person. In lieu of a Chief Manager, the Board may elect or appoint a President. In lieu of a Treasurer, the Board may elect or appoint a Chief Financial Officer.

     Section 4.02. Other Managers. In lieu of or in addition to appointing a Chief Manager and a Treasurer, the Board of Governors may appoint, in a resolution approved by the affirmative vote of a majority of the governors present, any other Vice Presidents, managers, assistant managers or agents the Board of Governors deems necessary or appropriate for the operation and management of the limited liability company, each of whom shall have the powers, rights, duties, responsibilities and terms in office determined by the Board of Governors from time to time. A President, if elected in lieu of a Chief Manager, shall exercise the functions of the Chief Manager; a Vice President, if elected, shall succeed to the functions of the Chief Manager or President in his or her absence or disability; and a Secretary, if elected, shall maintain records and, with the Chief Manager, certify proceedings of the Board of Governors and the members. If specific persons have not been elected as President or Secretary, the Chief Manager may execute instruments or documents in those capacities.

     Section 4.03. Election and Term of Office. The Board of Governors shall from time to time elect or appoint a Chief Manager and a Treasurer and/or such other managers, assistant managers or agents the Board of Governors deems necessary. Such managers shall hold their offices until their successors are elected and have qualified; provided, however, that any manager may be removed in the manner provided in Section 4.12 of this Operating Agreement.

     Section 4.04. Chief Manager. Unless a resolution adopted by the Board of Governors provides otherwise, the Chief Manager or President shall have the duties specified in this section. When present, the Chief Manager or President shall call to order and preside over all meetings of the members and all meetings of the Board of Governors unless a Chairperson of the Board of Governors is elected who shall preside at all meetings of the Board of Governors. The Chief Manager or President shall have responsibility for the active management of the business of the limited liability company and shall see that all orders and resolutions of the Board of Governors are carried into effect. The Chief Manager or President shall also sign and deliver in the name of the limited liability company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the limited liability company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Board of Governors to some other manager or agent of the limited liability company. In addition, the Chief Manager or President shall maintain records of and, whenever necessary, certify all proceedings of the Board of Governors and the members. The Chief Manager or President shall, in general, perform all duties usually incident to the position of Chief Manager and such other duties as may from time to time be prescribed by the Board of Governors.

     Section 4.05. Treasurer. Unless a resolution adopted by the Board of Governors provides otherwise, the Treasurer or Chief Financial Officer shall have the duties specified in this section. The Treasurer or Chief Financial Officer shall keep accurate financial records of the limited liability company; deposit all money, drafts and checks in the name of and to the credit of the limited liability company in the banks and depositories designated by the Board of Governors; endorse for deposit all notes, checks and drafts received by the limited liability company as ordered by the Board of Governors, making proper vouchers therefor, except to the extent that some other person or persons may be specifically authorized by the Board of Governors to do so; disburse funds of the limited liability company and issue checks and drafts in the name of the limited liability company, as authorized by the Board of Governors; render to the Chief Manager or President and the Board of Governors, whenever requested, an account of all transactions by the Treasurer or Chief Financial Officer and of the financial condition of the limited liability company; and shall perform such other duties as may be prescribed by the Board of Governors or the Chief Manager or President from time to time.

     Section 4.06. Multiple Managerial Positions. Any number of managerial positions or functions of those positions may be held or exercised by the same person. If a document must be signed by persons holding different positions or functions and a person holds or exercises more than one of those positions or functions, that person may sign the document in more than one capacity, but only if the document indicates each capacity in which the person signs.

     Section 4.07. Managers Considered Elected. In the absence of an election or appointment of managers by the Board of Governors, the person or persons exercising the principal functions of the Chief Manager or President or the Treasurer or Chief Financial Officer are considered to have been elected to those offices.

     Section 4.08. Contract Rights. The election or appointment of a person as a manager or agent of the limited liability company shall not, of itself, create contract rights. The limited liability company may enter into an employment contract with a manager or agent for a period of time if, in the judgment of the Board of Governors, the contract would be in the best interests of the limited liability company. The fact that the contract may be for a term longer than the terms of the governors who authorized or approved the contract shall not make the contract void or voidable.

     Section 4.09. Delegation of Authority. Unless prohibited by a resolution approved by the affirmative vote of a majority of the governors present at a duly called meeting of the Board of Governors, a manager elected or appointed by the Board of Governors may, without the approval of the Board of Governors, delegate some or all of the duties or powers of his or her office to other persons. A manager who delegates the duties or powers of an office remains subject to the standard of conduct for a manager with respect to the discharge of all duties and powers so delegated.

     Section 4.10. Compensation of Managers. The salaries of all managers of the limited liability company shall be fixed from time to time by the Board of Governors or an executive committee. The Board of Governors or an executive committee may authorize and empower the Chief Manager, President or any Vice President to fix the salaries of all managers of the limited liability company who are not governors of the limited liability company. No manager shall be prevented from receiving a salary by reason of the fact that he or she is also a governor of the limited liability company.

     Section 4.11. Resignation. A manager may resign at any time by giving written notice to the limited liability company at its principal executive office. The resignation is effective without acceptance when the notice is given to the limited liability company, unless a later effective date is specified in the notice.

     Section 4.12. Removal. Subject to the provisions of any member control agreement, a manager may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the governors present at a duly called meeting of the Board of Governors. Any such removal shall be without prejudice to any contractual rights of the manager.

     Section 4.13. Vacancy. A vacancy in an office because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the office of Chief Manager or Treasurer shall, be filled by the Board of Governors for the unexpired portion of the term, or for such term and on such conditions as shall be determined by the Board of Governors.

ARTICLE V. MEMBERSHIP INTERESTS

     Section 5.01. Statement of Membership Interest. At the request of any member, the limited liability company shall state in writing the particular membership interest owned by that member as of the moment the limited liability company makes the statement. The statement must describe the member’s right to vote, to share in profits and losses, and to share in distributions, as well as any assignment of the member’s rights then in effect.

     Section 5.02. Assignment of Financial Rights. Financial rights in the limited liability company may be assigned to the extent permitted by applicable law, subject to any restrictions contained in the Articles of Organization or any member control agreement.

     Section 5.03. Transfer of Membership Interests. Members may assign and transfer their full membership interests, including governance rights, in the limited liability company to the extent permitted by law, subject to any restrictions contained in the Articles of Organization or any member control agreement.

ARTICLE VI. REQUIRED BOOKS AND RECORDS

     Section 6.01. Listing of Members, Governors, Managers and Assigns. The limited liability company shall keep at its principal executive office or at such other place or places within the United States as determined by the Board of Governors, a current list or lists containing the full names and last-known business, residence or mailing addresses of each member, each governor, the Chief Manager and each assignee of financial rights, and a description of the rights assigned.

     Section 6.02. Other Required Records. The limited liability company shall keep at its principal executive office, either the originals or copies of the following:

     a. Records of all proceedings of the members and the Board of Governors of the limited liability company for at least the last three years;

     b. The Articles of Organization of the limited liability company and all amendments thereto;

     c. This Operating Agreement and all amendments thereto currently in effect;

     d. Reports made to members generally within the last three years;

     e. Copies of the limited liability company’s federal, state and local income tax returns and reports, if any, for at least the three most recent years;

     f. Any member control agreements;

     g. The financial statements required by Section 6.03 of this Operating Agreement;

     h. A statement of all contributions accepted under Minnesota Statutes Section 322B.40, subdivision 3, including for each contribution:

     (i) the identity of the member to whom the contribution relates;

     (ii) the class or series of membership interest to which the contribution pertains;

     (iii) the amount of cash accepted by the limited liability company or promised to be paid to the limited liability company;

     (iv) a description of any services rendered to or for the benefit of the limited liability company or promised to be rendered to or for the benefit of the limited liability company; and

     (v) the value accorded under Minnesota Statutes Section 322B.40, subdivision 4 to:

     (A) any other property transferred or promised to be transferred to the limited liability company; and

     (B) any services rendered to or for the benefit of the limited liability company or promised to be rendered to or for the benefit of the limited liability company;

     i. A statement of all contribution agreements made under Minnesota Statutes Section 322B.42, including for each contribution agreement:

     (i) the identity of the would-be contributor;

     (ii) the class or series of membership interest to which the future contribution pertains; and

     (iii) as to each future contribution to be made, the same information as clause (h) above requires for contributions already accepted;

     j. a statement of all contribution allowance agreements made under Minnesota Statutes Section 322B.43, including for each contribution allowance agreement:

     (i) the identity of the would-be contributor;

     (ii) the class or series of membership interest to which the future contribution would pertain; and

     (iii) as to each future contribution allowed to be made, the same information as clause (h) above required for contributions already accepted;

     k. An explanation of any restatement of value made under Minnesota Statutes Section 322B.41;

     l. Any written consents obtained from members under Minnesota Statutes Chapter 322B; and

     m. A copy of agreements, contracts or other arrangements or portions of them incorporated by reference under Minnesota Statutes Section 322B.40, subdivision 6.

     Section 6.03. Financial Statements. The limited liability company shall keep appropriate and complete financial records and shall, upon written request by a member, furnish annual financial statements, including at least a balance sheet as of the end of each fiscal year and a statement of income for the fiscal year, which shall be prepared on the basis of accounting methods reasonable in the circumstances and may be consolidated statements of the limited liability company and one or more of its subsidiaries, if any. In the case of statements audited by a public accountant, each copy shall be accompanied by a report setting forth the opinion of the accountant on the statements; in other cases, each copy shall be accompanied by a statement of the Treasurer or other person in charge of the limited liability company’s financial records stating the reasonable belief of the person that the financial statements were prepared in accordance with accounting methods reasonable in the circumstances, describing the basis of presentation and describing any respects in which the financial statements were not prepared on a basis consistent with those prepared for the previous year.

     Section 6.04. Right to Inspect. Any member of the limited liability company has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, all documents which the limited liability company is required to maintain by Sections 6.01 and 6.02 of this Operating Agreement. Any member has the right, upon written demand, to examine and copy, in person or by a legal representative, any other records of the limited liability company at any reasonable time only if the member making the demand can demonstrate a proper purpose for the examination. For purpose of this Operating Agreement, a “proper purpose” is any purpose reasonably related to the member’s interest in the limited liability company.

ARTICLE VII. NOTICE

     Section 7.01. Notice. Whenever under the provisions of this Operating Agreement notice is required to be given to the limited liability company or a manager of the limited liability company, such notice shall be in writing and is deemed to have been given when mailed or delivered to the limited liability company or the manager at the registered office or principal executive office of the limited liability company. Whenever under the provisions of this Operating Agreement notice is required to be given to any member, governor or member of a committee of the Board of Governors of the limited liability company, such notice is deemed to have been given when mailed to the person at an address designated by the person or at the last known address of the person, or when communicated to the person orally, or when handed to the person, or when left at the office of the person with a clerk or other person in charge of the office, or if there is no one in charge, when left in a conspicuous place in the office, or if the office is closed or the person to be notified has no office, when left at the dwelling house or usual place of abode of the person with some person of suitable age and discretion then residing therein. Notice by mail is given when deposited in the United States mail with sufficient postage affixed. Notice is considered received when it is given.

ARTICLE VIII. INDEMNIFICATION

     Section 8.01. Indemnification. The limited liability company shall indemnify each person and his or her respective heirs, personal representatives, successors and assigns, who is made or threatened to be made a party to a threatened, pending or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the limited liability company, by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding in the manner, under the circumstances and to the fullest extent permissible under, the provisions of Minnesota Statutes Chapter 322B, as it may from time to time be amended. In the event a person is made or threatened to be made a party to a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the limited liability company, by reason of the former or present official capacity of the person, the person shall be entitled, upon written request to the limited liability company, to payment or reimbursement by the limited liability company of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, in the manner, under the circumstances and to the fullest extent permissible under Minnesota Statutes Chapter 322B, as it may from time to time be amended.

ARTICLE IX. AMENDMENT OF OPERATING AGREEMENT

     Section 9.01. Amendment of Operating Agreement. Unless reserved by the Articles of Organization to the members, the Board of Governors may, from time to time by the affirmative vote of the majority of its duly elected and serving members present at a duly held meeting, adopt, amend or repeal all or any provision of this Operating Agreement subject, however, to the power of the members, exercisable in the manner provided by law, to adopt, amend or repeal the Operating Agreement adopted, amended or repealed by the Board of Governors. The Board of Governors shall not adopt, amend or repeal an Operating Agreement provision fixing a quorum for meetings of members, prescribing procedures for removing governors or filling vacancies in the Board of Governors, or fixing the number of governors or their classifications, qualifications or terms of office, but may adopt or amend an Operating Agreement provision to increase the number of governors.

CERTIFICATION OF OPERATING AGREEMENT

     The undersigned, being all the members of the Board of Governors of TLA Spectrum, LLC, a Minnesota limited liability company, do hereby adopt the foregoing Operating Agreement to be the Operating Agreement of the limited liability company and to supersede all previously existing Operating Agreements by unanimous consent effective the 22nd day of January, 1999.

GOVERNORS:

/s/ Richard P. Ekstrand
Richard P. Ekstrand

\

/s/ Jeffrey S. Gilbert
Jeffrey S. Gilbert

/s/ Marvin C. Nicolai
Marvin C. Nicolai

/s/ George M. Revering
George M. Revering

/s/ Don C. Swenson
Don C. Swenson

/s/ George W. Wikstrom
George W. Wikstrom

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